Exhibit 4.7

FORM 51-102F3
Material Change Report

ITEM 1.	NAME AND ADDRESS OF COMPANY

Rusoro Mining Ltd. (the “Issuer”)
2164 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1

ITEM 2.	DATE OF MATERIAL CHANGE

July 10, 2008

ITEM 3.	NEWS RELEASE

Issued July 10, 2008 and distributed through the facilities of Marketwire.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced its partnering with the Venezuelan Government for gold mining opportunities in Venezuela and the completion of the acquisition of the Hecla-Venezuela assets, being the Block B – Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela.

ITEM 5.	FULL DESCRIPTION OF MATERIAL CHANGE

The Issuer announced that it has been selected as the partner of choice by the Venezuelan Government for gold mining opportunities in Venezuela and the approval of the Venezuelan Government for the previously announced acquisition of Hecla Mining Company’s Venezuelan assets.The Issuer also announced that it has completed the acquisition of the Hecla-Venezuela assets, being the Block B – Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela.

Partner of Choice

The Issuer has agreed with the Venezuelan Ministry of Mines and Basic Industries (“MIBAM”) to establish a mixed enterprise between Empresa de Produccion Social Minera Nacional C.A. (an indirect subsidiary of MIBAM) and the Issuer on a 50-50 basis (the “Mixed Enterprise”). The Mixed Enterprise is expected to be formalized within the next 6 months and will carry on gold exploration, development and mining activities in the areas being acquired from Hecla. The Mixed Enterprise also creates an operating gold company for the Issuer and the Venezuelan government to examine further gold mining and development opportunities in the country for the benefit of all stakeholders.

The definitive terms of the Mixed Enterprise remain to be finalized between MIBAM and Rusoro. Until such terms are finalized, the Issuer will own and operate the Hecla-Venezuela assets. None of the Issuer’s existing assets, such as the Choco 10 Mine, are to be contributed to the Mixed Enterprise.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	George Salamis, President
	Telephone:	604.632.4044

ITEM 9.	DATE OF REPORT

July 20, 2008